Exhibit 10.42

AVERY DENNISON CORPORATION

PERFORMANCE LONG-TERM INCENTIVE UNIT AGREEMENT

THIS AGREEMENT, dated *, is made by and between Avery Dennison Corporation, a Delaware corporation (“Company”) and *, an employee of the Company or a Subsidiary (“Employee”).

WHEREAS, the Compensation and Executive Personnel Committee of the Company’s Board of Directors (“Committee”) or the Chief Executive Officer (“CEO”), as authorized by the Committee, has decided to grant an Award of performance long-term incentive units (“Performance LTI Units”) provided for herein to Employee under the terms of the Long-Term Incentive Unit Plan (“Plan”).

NOW, THEREFORE, Company and Employee agree as follows:

ARTICLE 1 – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1 Performance LTI Units

As of the date of this Agreement, the Company grants to Employee an award of * Performance LTI Units, assuming that the Company’s results at the end of the performance period described in Section 2.2 produce 100% of the target performance and subject to the terms and conditions set forth in this Agreement and the Plan. The Performance LTI Units shall be held on the books and records of the Company (or its designee) for Employee’s account. The Performance LTI Units shall be earned, vested and paid as set forth in this Agreement.

2.2 Performance Period

(a) No portion of the Performance LTI Units may be sold, transferred, assigned, pledged or otherwise encumbered by Employee until the Performance LTI Units are earned and settled.  Employee must be employed by the Company from the date of this Agreement until the date that the Performance LTI Units are earned and vested, except as provided in Sections 2.3 through 2.5.  The “Performance Period” shall begin on the first day of the fiscal year in which these Performance LTI Units were granted and end on the last day of the fiscal year in which the second anniversary of the date of such grant occurs (resulting in a three-year Performance Period). Except as provided in Sections 2.3 and 2.4, after the end of the Performance Period, the specific amount of payment to be issued to Employee under the Performance LTI Units shall be determined based on the Company’s results during the Performance Period compared against the performance goals (“Goals”) approved by the Committee (as modified by any adjustment items approved by the Committee).  The Goals will be communicated, directly or indirectly, to Employee as soon as reasonably practical following their approval by the Committee.

(b) Except as provided in Sections 2.3 and 2.4, the Performance LTI Units will be earned and vested on the last day of the Performance Period, subject to the Committee’s certification of results of the Goals after the end of the Performance Period.

(c) Subject to Sections 2.3 through 2.5 of this Agreement, if the Performance LTI Units have not been earned by the time of Employee’s Termination of Service, they shall be forfeited by Employee.

2.3 Change of Control

In the event of a Change in Control, if the surviving or successor corporation or parent or subsidiary thereof terminates Employee’s employment or service without Cause upon or within 24 months following the Change in Control prior to the determinations referred to in Section 2.2(a) having been made by the Committee, the Performance LTI Units granted to Employee pursuant to this Agreement will be earned and vested as of the date of such termination at 100% target performance regardless of the Company’s actual performance.

2.4 Death; Disability

If Employee’s employment with the Company or its Subsidiaries terminates by reason of Employee’s death or Disability, the Performance LTI Units will be earned and vested as of the date of Termination of Service based on a prorated time-based formula starting with the beginning of the Performance Period through the end of month in which there is a Termination of Service divided by the total months in the original Performance Period multiplied by the number of shares in the Performance LTI Units assuming 100% target performance.

2.5 Retirement

Performance LTI Units granted to employees whose employment with the Company is terminated as a result of Retirement may be earned and vested after the end of the Performance Period based on the Company’s actual performance as determined in Section 2.2(a) on a prorated time-based formula starting with the beginning of the Performance Period through the end of the month in which there is Termination of Service, divided by the total number of months in the Performance Period.

2.6 Adjustments in Performance LTI Units

In the event of an Equity Restructuring, the Committee or the Company shall make appropriate and equitable adjustments to the Performance LTI Units granted hereunder.

ARTICLE 3 – STETLEMENT OF PERFORMANCE LTI UNITS

3.1 Settlement of the Performance LTI Units

Settlement of the Performance LTI Units is subject to the following conditions:

(a) The receipt by the Company of full payment or withholding for all related taxes.  Employee shall be liable for any and all taxes, including withholding taxes, arising out of this Performance LTI Units or the vesting of the Performance LTI Units hereunder.

(b)   The Company shall make a cash payment to Employee in an amount equal to the product of (i) the aggregate number of such vested Performance LTI Units and (ii) the Fair Market Value of a share of the Company’s common stock as of the date of vesting (less withholding taxes) as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the calendar year in which the Performance LTI Units vest; provided, however, that, if Employee is determined at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), to the extent delayed payment of the Performance LTI Units is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be made on the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Employee’s death, but in no event earlier than the date on which the Performance LTI Units are paid to active employees pursuant to this Section 3.1(b). The determination of whether Employee is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder.  Immediately following payment with respect to vested Performance LTI Units, Employee shall forfeit such vested Performance LTI Units for no consideration and they shall be of no further value whatsoever.

ARTICLE 4 – MISCELLANEOUS

4.1 Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2 Administration / Compensation Recovery

The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, modify or revoke any such procedures.  Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued employment between Employee and the Company (or any of its Subsidiaries).

In the case of fraud or other intentional misconduct on the part of Employee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary) that necessitates a restatement of the Company’s financial results, Employee will be required to reimburse the Company for any Common Stock issued to Employee under this Award in excess of the amount that would have been issued to Employee based on the restated financial results.

4.3 Code Section 409A

The Performance LTI Units granted hereunder is intended to be exempt from or comply in all respects with Section 409A and this Agreement shall be interpreted accordingly.  However, if at any time the Committee or the Company determines that the Performance LTI Units may be subject to penalty taxes for noncompliance with Section 409A, the Committee or the Company shall have the right, in its sole discretion, to amend this Agreement as it may determine is necessary or desirable for the Performance LTI Units to satisfy the requirements of Section 409A.  No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its affiliates, employees or agents.

4.4 Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

Employee	Avery Dennison Corporation
*
Address	By: /s/ Dean A. Scarborough
*	Chairman, President & Chief Executive Officer